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Exhibit 5.1

[Letterhead of McCorriston Miller Mukai MacKinnon LLP]

July 19, 2004

Central Pacific Financial Corp.
220 South King Street
Honolulu, HI 96813

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-4, File No. 333-104783 (the "Registration Statement"), filed by Central Pacific Financial Corp., a Hawaii corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance by the Company of up to 12,500,000 shares of common stock, no par value (the "Shares"), and associated preferred stock purchase rights, in exchange for shares of common stock, par value $1.00 per share, of CB Bancshares, Inc. ("CB Bancshares"), and associated preferred stock purchase rights, pursuant to the Agreement and Plan of Merger, dated as of April 22, 2004, between the Company and CB Bancshares (the "Merger Agreement"), whereby CB Bancshares will merge with and into the Company.

        We also have examined the Merger Agreement, a form of the stock certificate to represent the Shares, and the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

        In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are legally authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Shares have been issued and paid for upon the terms and conditions set forth in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

        We are admitted to practice law in the State of Hawaii, and we express no opinion herein with respect to the application or effect of the laws of any jurisdiction other than the existing laws of the United States of America and the State of Hawaii, as such laws presently exist. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

        We hereby consent to be named in the Registration Statement and in the Joint Proxy Statement-Prospectus that forms a portion thereof as the attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                    Very truly yours,
                    MCCORRISTON MILLER MUKAI MACKINNON LLP
                    /s/                      MCCORRISTON MILLER MUKAI MACKINNON LLP

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  Exhibit 5.1